ENERGY TRANSFER EQUITY
REPORTS THIRD QUARTER RESULTS

Dallas - November 7, 2012 - Energy Transfer Equity, L.P. (NYSE:ETE) today reported financial results for the quarter ended September 30, 2012.
Distributable Cash Flow, as adjusted, for Energy Transfer Equity, L.P. ("ETE" or the "Partnership") was $189.2 million for the three months ended September 30, 2012, an increase of $62.9 million over the three months ended September 30, 2011. ETE's net income attributable to partners was $35.2 million for the three months ended September 30, 2012 as compared to $69.1 million for the three months ended September 30, 2011.
Distributable Cash Flow, as adjusted, for ETE was $476.1 million for the nine months ended September 30, 2012, an increase of $100.0 million over the nine months ended September 30, 2011. ETE's net income attributable to partners was $255.1 million for the nine months ended September 30, 2012 as compared to $224.0 million for the nine months ended September 30, 2011.
As of and during the three and nine months ended September 30, 2012, ETE's financial position and operating results were impacted by the following transactions:

•
Southern Union Acquisition. On March 26, 2012, ETE completed the acquisition of Southern Union Company (“Southern Union”) for $5.4 billion of cash and ETE Common Units. As such, Southern Union was consolidated in ETE's financial statements as of March 26, 2012 and its cash flows were included in ETE's Distributable Cash Flow from March 26, 2012 to September 30, 2012. The cash portion of the Southern Union acquisition purchase price was $3.0 billion, which was funded with proceeds from a $2.0 billion senior secured term loan and with proceeds from the dropdown transaction discussed below.

•	Merger and Finance-related Expenses. In connection with the Southern Union acquisition the following expenses were incurred by ETE during the three and nine months ended September 30, 2012:

•	$62.2 million in fees recognized during the first quarter of 2012 related to a bridge loan facility that ETE entered into to initially fund the cash consideration of the Southern Union merger;

•	$38.2 million in merger-related costs that were accounted for in selling, general and administrative expenses during the nine months ended September 30, 2012, respectively; and,

•	$56.8 million of net merger-related expenses incurred directly by Southern Union that were consolidated in to ETE's operating results during the nine months ended September 30, 2012.

•
Citrus Dropdown. Concurrent with the Southern Union acquisition, ETE completed the dropdown of Southern Union's 50% interest in Citrus Corp. (“Citrus”) to Energy Transfer Partners, L.P. (“ETP”) in exchange for approximately $1.9 billion in cash and $105 million of ETP common units. The cash proceeds from ETP were used in part to fund a portion of the Southern Union acquisition and to repay existing indebtedness at Southern Union. Citrus was reflected as an equity method investment on ETE's consolidated financial statements from the date of acquisition. In connection with this transaction, ETE also relinquished its rights to $220 million of the incentive distributions from ETP that it would otherwise be entitled to receive over 16 consecutive quarters.

•
Propane Contribution. On January 12, 2012, ETP completed the contribution of its retail propane operations to AmeriGas Partners, L.P. (“AmeriGas”) in exchange for approximately $2.7 billion, consisting of cash and AmeriGas common units, which resulted in the recognition of a $1.1 billion gain on deconsolidation in ETE's consolidated financial statements during the nine months ended September 30, 2012, and ETE's consolidated financial statements now reflect ETP's equity method investment in AmeriGas.

•
Tender Offer. ETP used the cash proceeds from the propane contribution discussed above to repay borrowings under its existing revolving credit facility and to extinguish approximately $750 million in senior notes outstanding through a tender offer. As a result of the tender offer, a loss on extinguishment of debt of $115 million was recorded during the nine months ended September 30, 2012 and recognized in ETE's consolidated statement of operations.

The Partnership has scheduled a conference call for 8:30 a.m. Central Time, Thursday, November 8, 2012 to discuss its third quarter 2012 results. The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership's website for a limited time.
The Partnership’s principal sources of cash flow historically have derived from (i) distributions related to its direct and indirect investments in the limited and general partner interests in ETP and Regency Energy Partners LP (“Regency”), including 100% of ETP's and Regency's incentive distribution rights, approximately 50.2 million of ETP's common units and approximately 26.3 million of Regency's common units and (ii) cash flow generated from its wholly owned subsidiary, Southern Union, which was acquired on March 26, 2012. Subsequent to October 5, 2012, the Partnership's cash flows will derive from its investment in ETP and Regency and its 60% interest in Holdco. The Partnership's primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners and holders of its Preferred Units.
Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash Flow. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership's Distributable Cash Flow should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow. The Partnership defines Distributable Cash Flow for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership's investments in limited and general partner interests of ETP and Regency, net of the Partnership's cash expenditures for general and administrative costs and interest expense. Subsequent to the acquisition of Southern Union on March 26, 2012, the Partnership's definition of Distributable Cash Flow also includes distributable cash flow related to Southern Union. The Partnership defines distributable cash flow for Southern Union as net income, adjusted for certain non-cash items, less maintenance capital expenditures. Non-cash items include depreciation and amortization, deferred income taxes, non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, and non-cash impairment charges.

Distributable Cash Flow is a significant liquidity measure used by the Partnership's senior management to compare net cash flows generated by the Partnership to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership's management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period.

Distributable Cash Flow is also an important non-GAAP financial measure for our limited partners since it indicates to investors whether the Partnership's investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash Flow are quantitative standards used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Distributable Cash Flow is net income for ETE on a stand-alone basis (“Parent Company”). The accompanying analysis of Distributable Cash Flow is presented for the three and nine months ended September 30, 2012 and 2011 for comparative purposes.

Distributable Cash Flow, as adjusted. The Partnership defines Distributable Cash Flow, as adjusted, for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership's investments in limited and general partner interests of ETP and Regency plus the distributable cash flow related to Southern Union (as described in the definition of Distributable Cash Flow above), net of the Partnership's cash expenditures for general and administrative costs and interest expense, excluding certain items, such as acquisition-related expenses. Due to the cash expenses that were incurred during the three and nine months ended September 30, 2012 in connection with the Partnership's merger and acquisition activities, Distributable Cash Flow, as adjusted, for the three and nine months ended September 30, 2012 and 2011 is a significant liquidity measure used by the Partnership's senior management to compare net cash flows generated by the Partnership to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership's management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period. The GAAP measure most directly comparable to Distributable Cash Flow, as adjusted, is net income (loss) for the Parent Company on a stand-alone basis. The accompanying analysis of Distributable Cash Flow, as adjusted, is presented for the three and nine months ended September 30, 2012 and 2011 for comparative purposes.

Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership, which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE:ETP) and approximately 50.2 million ETP limited partner units; and owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE:RGP) and approximately

26.3 million RGP limited partner units. ETE also owns a non-controlling interest in a corporation (ETP Holdco Corporation) that owns Southern Union Company and Sunoco, Inc. The ETE family of companies owns approximately 69,000 miles of natural gas, natural gas liquids, refined products, and crude pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

Energy Transfer Partners, L.P. (NYSE:ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 24,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP also owns general partner interests, 100% of the incentive distribution rights, and a 32.4% limited partnership interest in Sunoco Logistics Partners L.P. (NYSE:SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP also holds a 70% interest in Lone Star NGL, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. In addition, ETP holds controlling interest in a corporation (ETP Holdco Corporation) that owns Southern Union Company and Sunoco, Inc. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.
Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. RGP also holds a 30% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation, and transportation assets in Texas, Louisiana and Mississippi. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE:ETE). For more information, visit the Regency Energy Partners LP website at www.regencyenergy.com.
Sunoco Logistics Partners L.P. (NYSE:SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling and crude oil acquisition and marketing assets. The Crude Oil Pipelines segment consists of approximately 5,400 miles of crude oil pipelines, located principally in Oklahoma and Texas. The Crude Oil Acquisition and Marketing segment consists of acquisition and marketing of crude oil and is principally conducted in the midcontinent and consists of approximately 200 crude oil transport trucks and approximately 120 crude oil truck unloading facilities. The Terminal Facilities segment consists of approximately 42 million shell barrels of refined products and crude oil terminal capacity (including approximately 22 million shell barrels of capacity at the Nederland Terminal on the Gulf Coast of Texas and approximately 5 million shell barrels of capacity at the Eagle Point terminal on the banks of the Delaware River in New Jersey). The Refined Products Pipelines segment consists of approximately 2,500 miles of refined products pipelines located in the northeast, midwest and southwest United States, and equity interests in four refined products pipelines. Sunoco Logistics' general partner is owned by Energy Transfer Partners, L.P. For more information, visit the Sunoco Logistics Partners, L.P. web site at www.sunocologistics.com.

Contacts
Investor Relations:             Media Relations:
Energy Transfer             Vicki Granado
Brent Ratliff                Granado Communications Group
214-981-0700 (office)            214-599-8785 (office)
214-498-9272 (cell)

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ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	September 30, 2012	December 31, 2011
ASSETS

CURRENT ASSETS	$1,737,422	$1,455,444

PROPERTY, PLANT AND EQUIPMENT, net	22,237,050	14,558,562

NON-CURRENT ASSETS HELD FOR SALE	190,996	—
ADVANCES TO AND INVESTMENTS IN AFFILIATES	4,500,273	1,496,600
NON-CURRENT PRICE RISK MANAGEMENT ASSETS	43,566	26,011
GOODWILL	3,458,807	2,038,975
INTANGIBLES ASSETS, net	953,924	1,072,291
OTHER NON-CURRENT ASSETS, net	475,561	248,910
Total assets	$33,597,599	$20,896,793

LIABILITIES AND EQUITY

CURRENT LIABILITIES	$2,540,273	$1,841,313

LONG-TERM DEBT, less current maturities	17,525,668	10,946,864
SERIES A CONVERTIBLE PREFERRED UNITS	327,960	322,910
DEFERRED INCOME TAXES	1,954,144	217,244
NON-CURRENT PRICE RISK MANAGEMENT LIABILITIES	173,838	81,415
OTHER NON-CURRENT LIABILITIES	311,713	26,958

COMMITMENTS AND CONTINGENCIES

PREFERRED UNITS OF SUBSIDIARY	72,549	71,144

EQUITY:
Total partners' capital	2,197,909	53,484
Noncontrolling interest	8,493,545	7,335,461
Total equity	10,691,454	7,388,945
Total liabilities and equity	$33,597,599	$20,896,793

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES:
Natural gas sales	$789,634	$796,323	$1,928,913	$2,320,208
NGL sales	584,475	507,616	1,704,860	1,187,616
Gathering, transportation and other fees	635,340	479,279	1,724,756	1,335,201
Retail propane sales	—	213,496	87,082	962,258
Other	161,513	87,300	364,910	219,600
Total revenues	2,170,962	2,084,014	5,810,521	6,024,883
COSTS AND EXPENSES:
Cost of products sold	1,244,418	1,347,587	3,250,485	3,807,320
Operating expenses	216,673	230,909	645,129	667,084
Depreciation and amortization	219,458	151,429	589,080	426,216
Selling, general and administrative	124,380	82,564	395,584	224,957
Total costs and expenses	1,804,929	1,812,489	4,880,278	5,125,577
OPERATING INCOME	366,033	271,525	930,243	899,306
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(237,802)	(193,772)	(732,387)	(543,218)
Bridge loan related fees	—	—	(62,241)	—
Equity in earnings of unconsolidated affiliates	19,924	28,374	117,619	82,634
Gain on deconsolidation of Propane Business	—	—	1,056,709	—
Losses on extinguishments of debt	—	—	(122,844)	—
Losses on non-hedged interest rate derivatives	(6,118)	(68,497)	(23,296)	(65,094)
Other, net	(84)	27,902	28,628	15,752
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	141,953	65,532	1,192,431	389,380
Income tax expense	28,625	3,290	40,379	18,415
INCOME FROM CONTINUING OPERATIONS	113,328	62,242	1,152,052	370,965
Loss from discontinued operations	(147,162)	(1,543)	(150,062)	(4,522)
NET INCOME (LOSS)	(33,834)	60,699	1,001,990	366,443
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(69,004)	(8,384)	746,900	142,435
NET INCOME ATTRIBUTABLE TO PARTNERS	35,170	69,083	255,090	224,008
GENERAL PARTNER’S INTEREST IN NET INCOME	87	214	725	693
LIMITED PARTNERS’ INTEREST IN NET INCOME	$35,083	$68,869	$254,365	$223,315
INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT:
Basic	$0.65	$0.32	$1.54	$1.02
Diluted	$0.65	$0.32	$1.54	$1.02
NET INCOME PER LIMITED PARTNER UNIT:
Basic	$0.13	$0.31	$0.97	$1.00
Diluted	$0.13	$0.31	$0.97	$1.00

ENERGY TRANSFER EQUITY, L.P.
DISTRIBUTABLE CASH FLOW
(Tabular amounts in thousands)
(unaudited)
The following table presents the calculation and reconciliation of Distributable Cash Flow and Distributable Cash Flow, as adjusted, of Energy Transfer Equity, L.P.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cash distributions from ETP associated with: (1)
General partner interest	$4,935	$4,898	$14,768	$14,690
Incentive distribution rights	147,310	103,714	381,487	310,254
Limited partner interest	44,890	44,890	134,671	134,670
Total	197,135	153,502	530,926	459,614
IDR relinquishment related to Citrus Dropdown and Sunoco Merger	(31,250)	—	(58,750)	—
Total cash distributions from ETP	165,885	153,502	472,176	459,614
Cash distributions from Regency associated with: (2)
General partner interest	1,322	1,305	3,968	3,861
Incentive distribution rights	2,083	1,681	6,231	4,133
Limited partner interest	12,083	11,951	36,248	35,460
Total cash distributions from Regency	15,488	14,937	46,447	43,454
Total cash distributions from ETP and Regency	181,373	168,439	518,623	503,068
Distributable cash flow attributable to Southern Union (including acquisition-related expenses) (3)	76,523	—	82,079	—
Deduct expenses of the Parent Company on a stand-alone basis:
Selling, general and administrative expenses, excluding non-cash compensation expense (4)	(6,305)	(11,559)	(47,571)	(25,264)
Interest expense, net of amortization of financing costs, interest income, and realized gains and losses on interest rate swaps (4)	(63,874)	(40,002)	(171,945)	(120,240)
Bridge financing costs	—	—	(62,241)	—
Distributable Cash Flow (5)	187,717	116,878	318,945	357,564
Acquisition-related expenses (4)	1,435	9,503	157,174	18,542
Distributable Cash Flow, as adjusted (5)	$189,152	$126,381	$476,119	$376,106

Cash distributions to be paid to the partners of ETE: (6)
Distributions to be paid to limited partners	$174,972	$139,358	$524,916	$403,564
Distributions to be paid to general partner	433	433	1,298	1,254
Total cash distributions to be paid to the partners of ETE (5)	$175,405	$139,791	$526,214	$404,818

Reconciliation of Non-GAAP “Distributable Cash Flow” and “Distributable Cash Flow, as adjusted” to GAAP “Net income attributable to partners":
Net income attributable to partners	$35,170	$69,083	$255,090	$224,008
Equity in income related to investments in ETP and Regency	(101,227)	(102,565)	(562,066)	(369,833)
Total cash distributions from ETP and Regency	181,373	168,439	518,623	503,068
Amortization included in interest expense (excluding ETP and Regency)	4,606	814	9,983	2,094
Fair value adjustment of ETE Preferred Units	8,100	(19,190)	5,050	(2,620)
Other non-cash (excluding ETP and Regency)	59,695	297	92,265	847
Distributable Cash Flow	187,717	116,878	318,945	357,564
Acquisition-related expenses (4)	1,435	9,503	157,174	18,542
Distributable Cash Flow, as adjusted	$189,152	$126,381	$476,119	$376,106

(1)
For the three months ended September 30, 2012, cash distributions expected to be received from ETP consist of cash distributions in respect of the quarter ended September 30, 2012 payable on November 14, 2012 to holders of record on November 6, 2012 and also take into consideration a reduction in incentive distributions of $31.3 million related to recent transactions. For the three months ended September 30, 2011, cash distributions received from ETP consist of cash distributions paid on November 14, 2011 in respect of the quarter ended September 30, 2011.

For the nine months ended September 30, 2012, cash distributions received or expected to be received from ETP consist of cash distributions paid on May 15, 2012 in respect of the quarter ended March 31, 2012, cash distributions paid on August 14, 2012 in respect of the quarter ended June 30, 2012, and cash distributions in respect of the three months ended September 30, 2012 payable on November 14, 2012 to holders of record on November 6, 2012 and also take into consideration a reduction in incentive distributions of $58.8 million related to recent transactions. For the nine months ended September 30, 2011, cash distributions received from ETP consist of cash distributions paid on May 16, 2011 in respect of the quarter ended March 31, 2011, cash distributions paid on August 15, 2011 in respect of the quarter ended June 30, 2011, and cash distributions paid on November 14, 2011 in respect of the quarter ended September 30, 2011.

(2)
For the three months ended September 30, 2012, cash distributions expected to be received from Regency consist of cash distributions in respect of the quarter ended September 30, 2012 payable on November 14, 2012 to holders of record on November 6, 2012. For the three months ended September 30, 2011 cash distributions received from Regency consist of cash distributions paid on November 14, 2011 in respect of the quarter ended September 30, 2011.

For the nine months ended September 30, 2012, cash distributions received or expected to be received from Regency consist of cash distributions paid on May 14, 2012 in respect of the quarter ended March 31, 2012, cash distributions paid on August 14, 2012 in respect of the quarter ended June 30, 2012, and cash distributions in respect of the three months ended September 30, 2012 payable on November 14, 2012 to holders of record on November 6, 2012. For the nine months ended September 30, 2011, cash distributions received from Regency consist of cash distributions paid on May 13, 2011 in respect of the quarter ended March 31, 2011, cash distributions paid on August 12, 2011 in respect of the quarter ended June 30, 2011, and cash distributions paid November 14, 2011 in respect of the quarter ended September 30, 2011.

(3)	Distributable cash flow attributable to Southern Union was calculated as follows:

	Three Months Ended September 30, 2012	Period from Acquisition (March 26, 2012) to September 30, 2012
Net income	$16,986	$(9,796)
Amortization of finance costs charged to interest	(12,394)	(20,938)
Depreciation and amortization	75,710	154,909
Deferred income taxes	27,106	25,548
Non-cash equity-based compensation, accretion expense and amortization of regulatory assets	144	5,004
Other non-cash gains/revenues or losses/expenses	7,798	12,525
Losses from unconsolidated investments	1,065	381
Distributions received from unconsolidated investments	2,010	4,368
Other, net	69	(122)
Maintenance capital expenditures	(41,971)	(89,800)
Distributable cash flow attributable to Southern Union	76,523	82,079
Acquisition-related expenses recognized by Southern Union	1,435	56,815
Distributable cash flow, as adjusted, attributable to Southern Union	$77,958	$138,894
Distributable cash flow attributable to Southern Union for the period from our acquisition to September 30, 2012 reflected above included change in control payments and legal and other outside service costs totaling $72.1 million offset by benefit plan curtailment gains of $15.3 million. The net amount of $56.8 million was included in merger-related expenses that were added back to calculate ETE's Distributable Cash Flow, as adjusted.

(4)
Transaction costs for the nine months ended September 30, 2012 related to ETE's acquisition of Southern Union consisted of $62.2 million bridge financing costs, $38.2 million of selling, general and administrative expenses incurred by ETE and $56.8 million of merger-related expenses that were incurred directly by Southern Union.

(5)
For the nine months ended September 30, 2012, total cash distributions to be paid to the partners of ETE exceeded ETE's Distributable Cash Flow and Distributable Cash Flow, as adjusted, primarily due to the timing of the Southern Union acquisition.   In connection with the Southern Union acquisition, ETE issued 56,982,160 million ETE Common Units on March 26, 2012, the unitholders of which received the first quarter 2012 distribution of $0.625 per unit and will receive the third quarter 2012 distribution of $0.625 per unit, as announced July 26, 2012.   However, ETE's Distributable Cash Flow and Distributable Cash Flow, as adjusted, both reflect cash flows from Southern Union for the period from acquisition (March 26, 2012) through September 30, 2012 rather than the full nine months.

(6)
For the three months ended September 30, 2012, cash distributions expected to be paid by ETE consist of cash distributions in respect of the quarter ended September 30, 2012 payable on November 16, 2012 to holders of record on November 6, 2012. For the three months ended September 30, 2011, cash distributions paid by ETE consist of cash distributions paid on November 18, 2011 in respect of the quarter ended September 30, 2011.

For the nine months ended September 30, 2012, cash distributions paid or expected to be paid by ETE consist of cash distributions paid on May 18, 2012 in respect of the quarter ended March 31, 2012, cash distributions paid on August 17, 2012 in respect of the quarter ended June 30, 2012, and cash distributions in respect of the three months ended September 30, 2012 payable on November 16, 2012 to holders of record on November 6, 2012. For the nine months ended September 30, 2011, cash distributions paid or expected to be paid by ETE consist of cash distributions paid on May 19, 2011 in respect of the quarter ended March 31, 2011, cash distributions paid on August 19, 2011 in respect of the quarter ended June 30, 2011 and cash distributions paid on November 18, 2011 in respect of the quarter ended September 30, 2011.

SUPPLEMENTAL INFORMATION
RESULTS OF OPERATIONS FOR SOUTHERN UNION COMPANY
(Tabular amounts in thousands)
(unaudited)
Supplemental Data
Following is a summary of Southern Union's results for the three and nine months ended September 30, 2012 compared to the three and nine months ended September 30, 2011. The results of Southern Union shown below include periods prior and subsequent to ETE's consolidation of Southern Union, which began upon the acquisition on March 26, 2012. By the application of "push-down" accounting, the Company allocated the purchase price paid by ETE to its assets, liabilities and equity as of the acquisition date based on preliminary estimates.  Accordingly, the successor financial statements reflect a new basis of accounting and predecessor and successor period financial results (separated by a heavy black line) are presented, but are not comparable.  The step-up in basis primarily impacted the depreciation, amortization, and interest expense recognized by Southern Union in the post-acquisition periods, which amounts were accordingly reflected in ETE's consolidated financial statements, and will continue to be impacted by the step-up in basis going forward.
Southern Union defines Segment Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization and other non-cash items, such as non-cash compensation expense, unrealized gains and losses on unhedged derivative activities, and other non-operating income or expense items. Segment Adjusted EBITDA reflects amounts for less than wholly owned subsidiaries and unconsolidated affiliates based on Southern Union's proportionate ownership.
Segment Adjusted EBITDA may not be comparable to measures used by other companies and should be considered in conjunction with net earnings and other performance measures such as operating income or net cash flows provided by operating activities.

The following table presents Southern Union's Segment Adjusted EBITDA for each of the reportable segments reflected in Southern Union's consolidated financial statements, as well as a reconciliation of the total of Segment Adjusted EBITDA for all of Southern Union's segments to Southern Union's net earnings.

	Successor	Predecessor	Successor	Predecessor
	Three months ended September 30, 2012	Three months ended September 30, 2011	Period from Acquisition (March 26, 2012) to September 30, 2012	Period from January 1, 2012 to March 25, 2012	Nine months ended September 30, 2011
Segment Adjusted EBITDA:
Transportation and storage segment	$122,486	$199,952	$205,130	$185,706	$570,072
Gathering and processing segment	25,296	34,234	36,155	25,338	94,440
Distribution segment	22,461	14,369	35,907	33,554	58,673
Corporate and other activities	(1,065)	(1,255)	(2,471)	(18,845)	(70)
Total Segment Adjusted EBITDA	169,178	247,300	274,721	225,753	723,115
Depreciation and amortization	(75,710)	(59,327)	(154,909)	(56,544)	(177,949)
Unrealized gains (losses) on nonhedged derivative activities	—	5,130	—	—	(9,283)
Interest expense	(34,639)	(54,925)	(96,323)	(50,407)	(165,429)
Income tax expense	(28,959)	(24,446)	(27,883)	(22,871)	(68,676)
Non-cash equity-based compensation, accretion expense and amortization of regulatory assets	(7,256)	(2,926)	(12,116)	(1,350)	(7,580)
Net gain on curtailment of OPEB plans	—	—	15,332	—	—
Other, net	(755)	191	(564)	284	557
Earnings (losses) from unconsolidated investments	(1,065)	26,686	(381)	16,160	78,435
Adjusted EBITDA attributable to unconsolidated investments	(3,808)	(79,651)	(7,673)	(61,108)	(194,723)
Net income (loss)	$16,986	$58,032	$(9,796)	$49,917	$178,467

Southern Union's Segment Adjusted EBITDA was impacted between the predecessor and successor periods due to its contribution of its investment in Citrus to ETP. For the three and nine months ended September 30, 2011, Southern Union's transportation and storage Segment Adjusted EBITDA included Adjusted EBITDA attributable to Citrus of $79.3 million and $193.3 million, respectively.